Exhibit 99.1

 NEWS RELEASE
05

CONTACTS
Media	Investor Relations
Mike Martin – 585-218-3669	Lisa Schnorr – 585-218-3677
Kevin Harwood – 585-218-3666	Bob Czudak – 585-218-3668

Constellation Brands Harvests Increased
Net Sales, EPS in Fiscal 2006

ANNUAL FINANCIAL HIGHLIGHTS

•	Net sales of $4.6 billion, up 13% over prior year
•	Reported net income up 18% to $325.3 million
•	Reported diluted EPS up 14% to $1.36
•	Comparable basis net income up 21% to $379.8 million
•	Comparable basis diluted EPS up 18% to $1.59
•	Net cash provided by operating activities increased to $436.0 million
•	Free cash flow increased to $303.5 million
•	Net sales for wines segment up 13%
•	Net sales for imported beers up 13%
•	Company updates fiscal year 2007 EPS guidance, provides first quarter fiscal 2007 EPS guidance

          FAIRPORT, N.Y., April 6, 2006 – Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol, today reported net sales of $4.6 billion for its fiscal year ended Feb. 28, 2006 (“fiscal 2006”), up 13 percent over prior year.  Net sales for fiscal 2006 included $337.5 million of sales for the period March 1, 2005 through Dec. 22, 2005, resulting from the Dec. 22, 2004 acquisition of The Robert Mondavi Corporation (“Robert Mondavi”), and $43.6 million of sales of Ruffino brands for the period March 1, 2005 through Jan. 31, 2006.  Constellation began distributing Ruffino brands in the United States on Feb. 1, 2005.  Organic net sales, which exclude net sales of Robert Mondavi and Ruffino brands for these periods, grew three percent, or four percent on a constant currency basis.  Growth of branded products in the wine, imported beers and spirits categories, as well as the addition of the higher margin Robert Mondavi brands, drove solid margin expansion.  Branded business net sales grew 18 percent, or 19 percent on a constant currency basis, while branded business organic net sales increased six percent.

          “Fiscal 2006 was another terrific year for Constellation Brands in which we successfully managed tremendous growth, improved our profitability, increased free cash flow over the prior year and paid down a substantial amount of debt,” stated Richard Sands, Constellation Brands chairman and chief executive officer.  “We strengthened our branded product portfolio through a combination of new product introductions and value-creating acquisitions, and grew our business in the face of challenging conditions in many of our markets.  Our fiscal 2006 results can be attributed to the efforts of our global team, which executed our strategy and achieved results that truly exemplify the benefits and value of the flexible and responsive decentralized structure used to manage our production processes, customer relationships and markets.”

          Operating income for fiscal 2006, as reported under generally accepted accounting principles (“reported”), totaled $666.1 million, or 14.5 percent of net sales, compared with $567.9 million or 13.9 percent of net sales for fiscal 2005.  Reported operating income included $6.4 million of expense related to a United Kingdom (U.K.) pension plan adjustment, and $4.3 million of expenses associated with the company’s tender offer for Vincor International Inc. that expired in December 2005, both recorded in the fourth quarter fiscal 2006.

          Reported net income for fiscal 2006 increased 18 percent to $325.3 million, while reported diluted earnings per share totaled $1.36, an increase of 14 percent over fiscal 2005.  The reported effective tax rate for fiscal 2006 was 31.8 percent compared with 36.0 percent for fiscal 2005.

          Fiscal 2006 and 2005 reported results include acquisition-related integration costs, restructuring and related charges and unusual items.  Net income and diluted earnings per share, on a comparable basis (“comparable”), exclude these costs, charges and items.  Fiscal 2006 operating income, on a comparable basis, was $760.0 million or 16.5 percent of net sales, compared with $626.7 million or 15.3 percent of net sales for the prior year period.  On a comparable basis, fiscal 2006 net income and diluted earnings per share increased 21 percent to $379.8 million and 18 percent to $1.59, respectively.

          For fiscal 2006, the company generated $436.0 million of net cash provided by operating activities and $303.5 million of free cash flow.  The company exited fiscal 2006 with approximately $2.81 billion of debt, which represents a decrease of approximately $480 million from the prior year.  This decrease resulted primarily from debt payments principally funded from free cash flow and proceeds from asset sales.

Full Year Constellation Wines Results

          For fiscal 2006, Constellation wines net sales totaled $3.24 billion, up 13 percent, including a negative one percent impact from currency.

          Branded wine net sales increased 24 percent to reach $2.26 billion, driven by the incremental sales of Robert Mondavi and Ruffino brands and three percent growth in branded wine organic sales.

          Net sales of branded wine in the United States increased 37 percent, primarily driven by the addition of Robert Mondavi and Ruffino brands.

          “U.S. wine consumers are clearly spending more on wine and they want more variety.  We believe these are long-term trends which present tremendous unharvested opportunities for companies with consumer insight, the right products and a strong route-to-market,” explained Sands.  “Consumers embraced new brands such as Monkey Bay, Twin Fin, 3 Blind Moose, Four Emus and Kelly’s Revenge, all of which were among the top 10 new table wines introduced to the U.S. in 2005, according to Information Resources, Inc. (“IRI”).

Our existing wines, including Robert Mondavi Private Selection, Ravenswood Vintner’s Blend, Blackstone, Estancia and Black Box, were also among IRI top U.S. performers in 2005, contributing to Constellation’s growth and further strengthening our premium and fine wine leadership position.  We also renewed the relationship with Baron Philippe de Rothschild S.A., initiated by the late Baron Philippe de Rothschild and Robert Mondavi in 1979 to produce the iconic California wine Opus One at the Opus One winery and estate.  In addition, we became the importer for other Baron Philippe de Rothschild S.A. wines, including the popular Mouton Cadet.  It’s an exciting category and we’re enthusiastic about the prospects for our premium and fine wine portfolios.”

          Branded wine net sales in Europe were even with last year, including a three percent negative impact from currency, or an increase of three percent on a constant currency basis.  Branded wine net sales in Australasia were up five percent, including a two percent positive impact from currency, or three percent on a constant currency basis.

          Wholesale and other net sales decreased five percent for fiscal 2006, or a decrease of two percent on a constant currency basis.  The U.K. wholesale business was down on a reported basis, but up slightly on a constant currency basis, and in-line with U.K. on-premise market trends.

          Constellation wines operating income for fiscal 2006 totaled $530.4 million, a 30 percent increase over fiscal 2005.  Segment operating margin for the year was 16.4 percent compared with 14.3 percent for the prior year, reflecting the benefit of improved sales mix, primarily due to the addition of the Robert Mondavi portfolio.

Full Year Constellation Beers and Spirits Results

          Net sales for Constellation beers and spirits for fiscal 2006 reached $1.37 billion, an 11 percent increase over fiscal 2005.  Imported beers posted a 13 percent increase in net sales for the year due to strong volume growth of the company’s Mexican beer portfolio, and the St. Pauli Girl and Tsingtao brands.

          “Our imported beer business was a phenomenal growth driver in fiscal 2006, and has excellent momentum heading into fiscal 2007,” stated Sands. “With six of the top 20 imported beer brands, our portfolio delivered significant growth to wholesalers and retailers, which led to greater focus on, and distribution of, these brands.  In fact, syndicated data from IRI reveals that Constellation Brands’ imported beer business grew almost twice that of the next best competitor in the U.S. food and drug store channels in fiscal 2006.”

          Total spirits net sales for fiscal 2006 increased four percent reflecting a slight increase in branded spirits and a 21 percent increase in contract production services.  “We are building our premium spirits portfolio with new product introductions including Ridgemont Reserve 1792 bourbon, Balblair Scotch, Danfield’s Canadian whiskey, and through investments in brands such as Effen Vodka, Cocktails by Jenn and Meukow Cognac,” Sands stated.  “We’re using our distribution scale and routes-to-market to expand consumer awareness of, and brand equity for, these terrific brands, while aggressively exploiting opportunities to continue building our premium spirits business for the long term.”

          Operating income for Constellation beers and spirits totaled $292.6 million for fiscal 2006, an increase of six percent over the prior year.  Segment operating margin for the year was 21.4 percent compared with 22.3 percent for the prior year, with the decrease primarily due to higher transportation costs for imported beers, higher investment behind premium spirits and product mix.

Fourth Quarter Results

          Net sales for the fourth quarter fiscal 2006 totaled $1.05 billion, up one percent over prior year fourth quarter, or four percent on a constant currency basis.  Fourth quarter net sales included $8.5 million of sales for Robert Mondavi brands for the period Dec. 1 through Dec. 22, 2005, and $7.7 million of sales of Ruffino brands for the period Dec. 1, 2005 through Jan. 31, 2006.  For the quarter, organic net sales, which exclude net sales of Robert Mondavi and Ruffino brands for these periods, decreased one percent, but increased two percent on a constant currency basis.  Branded business net sales grew four percent, or five percent on a constant currency basis.  Organic net sales for the branded business increased two percent, or three percent on a constant currency basis.

          Reported operating income totaled $130.7 million for the fourth quarter fiscal 2006, or 12.5 percent of net sales, compared with $119.6 million or 11.5 percent of net sales for the fourth quarter fiscal 2005.  The fourth quarter fiscal 2006 reported operating income was impacted by the previously referenced U.K. pension plan adjustment and Vincor tender offer expenses.

          Reported net income for the fourth quarter fiscal 2006 increased 22 percent to $58.2 million, while reported diluted earnings per share for the fourth quarter fiscal 2006 totaled $0.24, an increase of 20 percent over fourth quarter fiscal 2005.  Equity in earnings of equity method investees decreased for the quarter primarily due to a write-down of certain pre-acquisition Ruffino inventories.  The reported effective income tax rate for the fourth quarter fiscal 2006 was 25.8 percent, compared with 36.0 percent for the fourth quarter fiscal 2005.

          Fourth quarter fiscal 2006 operating income, on a comparable basis, was $162.8 million or 15.5 percent of net sales, compared with $159.5 million or 15.4 percent of net sales for the prior year period.  On a comparable basis, fourth quarter fiscal 2006 net income and diluted earnings per share increased 19 percent to $86.9 million and 16 percent to $0.36, respectively.

Fourth Quarter Constellation Wines Results

          For the fourth quarter fiscal 2006, Constellation wines net sales totaled $767.0 million, a decrease of three percent, including a negative three percent impact from currency.

          Branded wine net sales totaled $538.8 million, a decrease of one percent, or an increase of one percent on a constant currency basis.  Branded wine organic net sales decreased four percent, or two percent on a constant currency basis.

          “While we anticipated a challenge in surpassing our robust fourth quarter fiscal 2005 net sales, our fourth quarter fiscal 2006 year-over-year comparisons were further impacted by adverse product mix in our fine wine portfolio, and higher than expected retail inventory reduction in the U.K.,” explained Sands.

          Net sales of branded wine in the United States increased three percent, driven by the addition of the Robert Mondavi and Ruffino brands.  Branded wine net sales in Europe decreased 16 percent, including a seven percent negative impact from currency, or a decrease of 10 percent on a constant currency basis.  Branded wine net sales in Australasia decreased four percent, including a three percent negative impact from currency.  On a constant currency basis, branded wine net sales in Australasia decreased less than one percent.

          Wholesale and other net sales decreased nine percent for the fourth quarter fiscal 2006, or a decrease of two percent on a constant currency basis.

          Constellation wines operating income for the fourth quarter fiscal 2006 totaled $126.2 million, a two percent increase over the fourth quarter fiscal 2005.  Segment operating margin for the fourth quarter fiscal 2006 was 16.5 percent compared with 15.5 percent for the prior year quarter, with the increase primarily due to product mix and operating leverage on fixed costs.

Fourth Quarter Constellation Beers and Spirits Results

          Net sales for Constellation beers and spirits for the fourth quarter fiscal 2006 totaled $280.9 million, a 16 percent increase over fourth quarter fiscal 2005.  Imported beers posted a 20 percent increase in net sales for the quarter while spirits net sales for the quarter increased four percent reflecting a five percent increase in branded spirits and a slight decrease in contract production services.

          Operating income for Constellation beers and spirits totaled $55.7 million for the fourth quarter fiscal 2006, an increase of five percent over the prior year quarter.  Segment operating margin for the quarter was 19.8 percent compared with 21.8 percent for the prior year quarter with the decrease primarily due to higher transportation costs for imported beers, higher investment behind premium spirits and product mix.

Summary

          “In fiscal 2006 we once again set new financial performance records, experienced true growth for our business, expanded our base of profitability and free cash flow and strengthened our platform for future growth,” Sands pointed out.  “We added strong wine and spirits brands to our portfolio through acquisitions and new product development, and our imported beer business outpaced U.S. beer market growth.  We’ve restructured our business to meet the needs of our customers and the ever-changing marketplace dynamics, while remaining close to consumer trends.  Mining the wealth of consumer insights we continuously gather from our core markets around the world, we are positioned to take advantage of many unharvested opportunities in fiscal 2007, with our sights always set on an unwavering commitment to increasing shareholder value.”

Vincor International Arrangement Agreement

          On April 3, 2006, Constellation announced that it entered into an arrangement agreement with Vincor International Inc. (“Vincor”) under which Constellation will acquire all of the issued and outstanding common shares of Vincor at a cash price of C$36.50 and assume Vincor’s net debt.  The transaction is valued at approximately C$1.52 (U.S. $1.31) billion and is expected to be completed in early June 2006.  Additional details are included in the company’s April 3, 2006 news release, which is available on the Internet at Constellation’s Web site: www.cbrands.com.

Outlook

          The table below sets forth management’s current diluted earnings per share expectations both on a reported basis and a comparable basis for the first quarter ending May 31, 2006, and fiscal year ending Feb. 28, 2007, and excludes the impact of the proposed Vincor acquisition discussed above.  This is compared to actual diluted earnings per share both on a reported basis and a comparable basis for the first quarter ended May 31, 2005, and fiscal year ended Feb. 28, 2006.

          The company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123(R)”), on March 1, 2006.  The table below provides actual comparable basis diluted earnings per share, including stock-based employee compensation expense (“stock compensation expense”) on a pro forma basis as though the company had adopted SFAS 123(R) for the periods presented.

          With respect to the table, reconciliations of reported information to comparable information and to comparable information, including pro forma stock compensation expense, are included in this news release.

Constellation Brands First Quarter and Fiscal Year 2007
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis		Comparable Basis, Including Pro Forma Stock Compensation Expense

	FY07 Estimate	FY06 Actual	FY07 Estimate	FY06 Actual	FY06 Actual

First Quarter Ending May 31	$0.25 - $0.28	$0.32	$0.30 - $0.33	$0.30	$0.28
Fiscal Year Ending Feb. 28	$1.57 - $1.65	$1.36	$1.70 - $1.78	$1.59	$1.44

Full-year fiscal 2007 guidance includes the following assumptions, which exclude the impact of the proposed Vincor acquisition discussed above.

•	Net sales growth: six to eight percent
•	Reported basis operating income: $775 - $805 million
•	Comparable basis operating income: $820 - $850 million
•

Adjusted earnings before interest and taxes (“adjusted EBIT”), which the company defines as comparable basis operating income plus comparable basis equity in earnings (loss) of equity method investees: $830 - $860 million

•	Interest expense: $180 - $190 million
•	Stock compensation expense: approximately $8.5 million
•	Tax rate: approximately 36.5 percent

•	Weighted average diluted shares outstanding: approximately 241 million
•	Net cash provided by operating activities: $425 - $445 million
•	Capital expenditures: approximately $155 million
•	Free cash flow: $270 - $290 million

Common Stock Splits

          All share and per share amounts in this press release, including within the financial information, reflect the effect of the company’s two-for-one stock splits of its Class A and Class B common stock that were distributed in the form of stock dividends on May 13, 2005 to stockholders of record on April 29, 2005.

Conference Call

          A conference call to discuss fiscal 2006 results and outlook for fiscal 2007 will be hosted by Chairman and Chief Executive Officer Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Thursday, April 6, 2006 at 5:00 p.m. (eastern).  The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call.  A live listen-only webcast of the conference call, together with a copy of this press release (including the attachments) and other financial information that may be discussed in the call will be available on the Internet at Constellation’s Web site: www.cbrands.com under “Investors,” prior to the call.

Explanations

          Net income and diluted earnings per share on a comparable basis exclude acquisition-related integration costs, restructuring and related charges and unusual items.  The company discusses results on a comparable basis in order to give investors better insight on underlying business trends from continuing operations.  Management uses the comparable basis measurements in evaluating results from continuing operations.

          Tables reconciling the above measures, as well as other related financial measures to reported results, are included in this news release.  For a detailed discussion of these items, please see the section “Items Affecting Comparability” following the financial information.  The company’s measure of segment profitability excludes acquisition-related integration costs, restructuring and related charges and unusual items, which is consistent with the measure used by management to evaluate results.

          The company also discusses additional non-GAAP measures in this news release, including organic net sales, constant currency net sales, adjusted EBIT, free cash flow and comparable basis diluted earnings per share and adjusted EBIT, including pro forma stock compensation expense.  Tables reconciling these measures, together with definitions of these measures and the reasons management uses these measures, are included in this news release.

About Constellation

          Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories.  Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Nobilo, Alice White, Ruffino, Robert Mondavi Private Selection, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Simi, Robert Mondavi Winery brands, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792, Effen Vodka, Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl, Tsingtao.  For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

FORWARD-LOOKING STATEMENTS

          The statements made under the heading Outlook, as well as all other statements set forth in this press release which are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.

          During the current quarter, Constellation may reiterate the estimates set forth above under the heading Outlook and elsewhere in this news release  (collectively, the “Projections”).  Prior to the start of the company’s quiet period, which will begin at the close of business on May 17, 2006, the public can continue to rely on the Projections as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.

          At the close of business on May 17, 2006, Constellation will observe a “quiet period” during which the Projections should not be considered to constitute the company’s expectations.  During the quiet period, the Projections should be considered to be historical, speaking as of prior to the quiet period only and not subject to update by the company.

          The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release.  Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for fiscal 2007 and first quarter 2007, and (ii) the company’s estimated diluted earnings per share on a comparable basis for fiscal 2007 and first quarter 2007, should not be construed in any manner as a guarantee that such results will in fact occur.  In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this press release are also subject to the following risks and uncertainties: the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in interest rates and foreign currency exchange rates.  In addition, the company may not achieve all of the expected cost savings related to its announced global wine restructuring due to lower than anticipated reductions in headcount or other expenses, or a delay or greater than anticipated costs in the implementation of the restructuring.  The company expects to enter into one or more derivative contracts to purchase foreign currency in order to hedge against the risk of foreign currency fluctuations in connection with the acquisition of Vincor and the payment of Vincor debt. The company will be required to mark the derivative contracts to market, which could result in a gain or loss.  Also, there can be no assurance that any transaction between Constellation and Vincor will occur, or will occur on the timetable contemplated hereby.  For additional information about risks and uncertainties that could adversely affect the company’s forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2005, which contain a discussion of additional factors that may affect Constellation’s business.  The factors discussed in these reports could cause actual future performance to differ from current expectations.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	February 28, 2006	February 28, 2005

ASSETS
CURRENT ASSETS:
Cash and cash investments	$10,878	$17,635
Accounts receivable, net	771,875	849,642
Inventories	1,704,432	1,607,735
Prepaid expenses and other	213,670	259,023

Total current assets	2,700,855	2,734,035
PROPERTY, PLANT AND EQUIPMENT, net	1,425,298	1,596,367
GOODWILL	2,193,583	2,182,669
INTANGIBLE ASSETS, net	883,880	945,650
OTHER ASSETS, net	196,938	345,451

Total assets	$7,400,554	$7,804,172

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Notes payable to banks	$79,881	$16,475
Current maturities of long-term debt	214,066	68,094
Accounts payable	312,839	345,254
Accrued excise taxes	76,662	74,356
Other accrued expenses and liabilities	614,612	633,908

Total current liabilities	1,298,060	1,138,087
LONG-TERM DEBT, less current maturities	2,515,780	3,204,707
DEFERRED INCOME TAXES	371,246	389,886
OTHER LIABILITIES	240,297	291,579
STOCKHOLDERS’ EQUITY	2,975,171	2,779,913

Total liabilities and stockholders’ equity	$7,400,554	$7,804,172

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Three Months Ended February 28, 2006	For the Three Months Ended February 28, 2005	Percent Change

Sales	$1,304,082	$1,304,875	0%
Excise taxes	(256,215)	(267,194)	-4%

Net sales	1,047,867	1,037,681	1%
Cost of product sold	(761,505)	(750,901)	1%

Gross profit	286,362	286,780	0%
Selling, general and administrative expenses	(133,845)	(154,578)	-13%
Acquisition-related integration costs	(900)	(9,421)	N/A
Restructuring and related charges	(20,875)	(3,152)	562%

Operating income	130,742	119,629	9%
Equity in (loss) earnings of equity method investees	(4,895)	1,132	-532%
Interest expense, net	(47,417)	(46,343)	2%

Income before income taxes	78,430	74,418	5%
Provision for income taxes	(20,248)	(26,790)	-24%

Net income	58,182	47,628	22%
Dividends on preferred stock	(2,451)	(2,451)	0%

Income available to common stockholders	$55,731	$45,177	23%

Earnings per common share:
Basic - Class A Common Stock	$0.25	$0.21	19%
Basic - Class B Common Stock	$0.23	$0.19	21%
Diluted	$0.24	$0.20	20%
Weighted average common shares outstanding:
Basic - Class A Common Stock	198,357	193,643	2%
Basic - Class B Common Stock	23,867	23,961	0%
Diluted	239,568	236,181	1%
Segment Information:
Net sales:
Constellation Wines
Branded wine	$538,812	$543,842	-1%
Wholesale and other	228,138	250,880	-9%

Net sales	$766,950	$794,722	-3%
Constellation Beers and Spirits
Imported beers	$206,051	$171,068	20%
Spirits	74,866	71,891	4%

Net sales	$280,917	$242,959	16%

Consolidated net sales	$1,047,867	$1,037,681	1%

Operating income:
Constellation Wines	$126,243	$123,458	2%
Constellation Beers and Spirits	55,669	53,086	5%
Corporate Operations and Other	(19,072)	(17,016)	12%
Acquisition-related integration costs, restructuring and related charges, and unusual costs (a)	(32,098)	(39,899)	-20%

Consolidated operating income	$130,742	$119,629	9%

(a)

Acquisition-related integration costs, restructuring and related charges, and unusual costs for Fourth Quarter 2006 include restructuring and related charges of $20,875 associated primarily with the world wide wines reorganization; accelerated depreciation costs of $6,155 in connection with the U.S. west coast facility rationalization; the flow through of adverse grape cost of $2,834, the flow through of inventory step-up of $1,261, and acquisition-related integration costs of $900 associated primarily with the Robert Mondavi acquisition; and other costs of $73 associated with the world wide wines reorganization.  Acquisition-related integration costs, restructuring and related charges, and unusual costs for Fourth Quarter 2005 include financing costs of $21,382 associated with the repayment of the Company’s prior senior credit facility; the flow through of adverse grape cost and acquisition-related integration costs associated with the Robert Mondavi acquisition of $9,750 and $9,421, respectively; restructuring and related charges associated with the Fiscal 2004 Plan and the Robert Mondavi Plan of $3,152; and the flow through of inventory step-up associated with the Hardy and Robert Mondavi acquisitions of $2,312; partially offset by the net gain on the sale of non-strategic assets of $3,118 and the gain related to the receipt of a payment associated with the termination of a previously announced potential fine wine joint venture of $3,000.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Year Ended February 28, 2006	For the Year Ended February 28, 2005	Percent Change

Sales	$5,706,925	$5,139,863	11%
Excise taxes	(1,103,477)	(1,052,225)	5%

Net sales	4,603,448	4,087,638	13%
Cost of product sold	(3,278,859)	(2,947,049)	11%

Gross profit	1,324,589	1,140,589	16%
Selling, general and administrative expenses	(612,404)	(555,694)	10%
Acquisition-related integration costs	(16,788)	(9,421)	N/A
Restructuring and related charges	(29,282)	(7,578)	286%

Operating income	666,115	567,896	17%
Equity in earnings of equity method investees	825	1,753	-53%
Interest expense, net	(189,682)	(137,675)	38%

Income before income taxes	477,258	431,974	10%
Provision for income taxes	(151,996)	(155,510)	-2%

Net income	325,262	276,464	18%
Dividends on preferred stock	(9,804)	(9,804)	0%

Income available to common stockholders	$315,458	$266,660	18%

Earnings per common share:
Basic - Class A Common Stock	$1.44	$1.25	15%
Basic - Class B Common Stock	$1.31	$1.14	15%
Diluted	$1.36	$1.19	14%
Weighted average common shares outstanding:
Basic - Class A Common Stock	196,907	191,489	3%
Basic - Class B Common Stock	23,904	24,043	-1%
Diluted	238,707	233,060	2%
Segment Information:
Net sales:
Constellation Wines
Branded wine	$2,263,369	$1,830,808	24%
Wholesale and other	972,051	1,020,600	-5%

Net sales	$3,235,420	$2,851,408	13%
Constellation Beers and Spirits
Imported beers	$1,043,483	$922,947	13%
Spirits	324,545	313,283	4%

Net sales	$1,368,028	$1,236,230	11%

Consolidated net sales	$4,603,448	$4,087,638	13%

Operating income:
Constellation Wines	$530,388	$406,562	30%
Constellation Beers and Spirits	292,572	276,109	6%
Corporate Operations and Other	(63,001)	(55,980)	13%
Acquisition-related integration costs, restructuring and related charges, and unusual costs (a)	(93,844)	(58,795)	60%

Consolidated operating income	$666,115	$567,896	17%

(a)

Acquisition-related integration costs, restructuring and related charges, and unusual costs for Fiscal 2006 include restructuring and related charges of $29,282 associated primarily with the world wide wines reorganization; the flow through of adverse grape cost of $22,995 and acquisition-related integration costs of $16,788 associated primarily with the Robert Mondavi acquisition;  accelerated depreciation costs of $13,409 in connection with the U.S. west coast facility rationalization; the flow through of inventory step-up of $7,889 associated with the Robert Mondavi acquisition; Allied Domecq due diligence costs of $3,408; and other costs of $73 associated with the world wide wines reorganization.  Acquisition-related integration costs, restructuring and related charges, and unusual costs for Fiscal 2005 include financing costs associated with the Company’s redemption of its senior notes and the repayment of its prior senior credit facility of $31,695; the flow through of adverse grape cost and acquisition-related integration costs associated with the Robert Mondavi acquisition of $9,750 and $9,421, respectively; restructuring and related charges associated primarily with the Fiscal 2004 Plan of $7,578; and the flow through of inventory step-up associated with the Hardy and Robert Mondavi acquisitions of $6,469; partially offset by the net gain on the sale of non-strategic assets of $3,118 and the gain related to the receipt of a payment associated with the termination of a previously announced fine wine joint venture of $3,000.

CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Year Ended February 28, 2006	For the Year Ended February 28, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$325,262	$276,464
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant and equipment	119,946	93,139
Proceeds from early termination of derivative contracts	48,776	—
Deferred tax provision	30,116	48,274
Amortization of intangible and other assets	8,152	10,516
Stock-based compensation expense	7,516	109
Loss on disposal of assets	2,188	2,442
Amortization of discount on long-term debt	77	72
Equity in earnings of equity method investees	(825)	(1,753)
Noncash portion of loss on extinguishment of debt	—	23,181
Change in operating assets and liabilities, net of effects from purchases and sales of businesses:
Accounts receivable, net	44,191	(100,280)
Inventories	(121,887)	(74,466)
Prepaid expenses and other current assets	7,267	(8,100)
Accounts payable	(1,241)	11,388
Accrued excise taxes	3,987	25,405
Other accrued expenses and liabilities	(35,105)	11,607
Other, net	(2,449)	2,702

Total adjustments	110,709	44,236

Net cash provided by operating activities	435,971	320,700

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(132,498)	(119,664)
Purchases of businesses, net of cash acquired	(45,893)	(1,052,471)
Payment of accrued earn-out amount	(3,088)	(2,618)
Investment in equity method investee	(2,723)	(86,121)
Proceeds from sales of assets	119,679	13,771
Proceeds from sale of equity method investment	35,953	9,884
Proceeds from sales of businesses	17,861	—
Proceeds from sale of marketable equity securities	—	14,359
Other investing activities	(4,849)	—

Net cash used in investing activities	(15,558)	(1,222,860)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(527,593)	(1,488,686)
Payment of preferred stock dividends	(9,804)	(9,804)
Net proceeds from (repayment of) notes payable	63,802	(45,858)
Exercise of employee stock options	31,504	48,241
Proceeds from issuance of long-term debt	9,625	2,400,000
Proceeds from employee stock purchases	6,229	4,690
Payment of issuance costs of long-term debt	—	(24,403)

Net cash (used in) provided by financing activities	(426,237)	884,180

Effect of exchange rate changes on cash and cash investments	(933)	(1,521)

NET DECREASE IN CASH AND CASH INVESTMENTS	(6,757)	(19,501)
CASH AND CASH INVESTMENTS, beginning of period	17,635	37,136

CASH AND CASH INVESTMENTS, end of period	$10,878	$17,635

RECONCILIATION OF REPORTED, COMPARABLE AND PRO FORMA MEASURES
(in thousands, except per share data)

Comparable measures are provided because management uses this information in evaluating the results of the continuing operations of the Company and internal goal setting. In addition, the Company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  As such, the following items, when appropriate, are excluded from comparable results:  the flow through of adverse grape cost associated with the Robert Mondavi acquisition; the flow through of inventory step-up associated with acquisitions and investments in equity method investees; accelerated depreciation costs in connection with the U.S. West Coast facility rationalization; financing costs associated with the Company’s redemption of senior notes and repayment of the Company’s prior credit agreement; due diligence costs associated with the Company’s evaluation of a potential offer for Allied Domecq; other costs associated with the world wide wines reorganization; net gain on the sale of non-strategic assets; gain on transaction termination; acquisition-related integration costs associated with the Robert Mondavi acquisition; restructuring and related charges associated with the Company’s realignment of business operations within the Company’s wine segment, the Robert Mondavi acquisition, the U.S. West Coast facility rationalization and the world wide wines reorganization; and the income tax adjustment in connection with the reversal of an income tax accrual related to the completion of various income tax examinations.

Adjusted earnings before interest and taxes (“adjusted EBIT”), as used by the Company, means operating income plus equity in earnings (loss) of equity method investees, both on a comparable basis.  Adjusted EBIT is considered a performance measure and the Company considers operating income the most comparable GAAP measure. Adjusted EBIT is used by management in evaluating the results of the continuing operations of the Company including the results of its equity method investments.  In addition, the Company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

Pro forma measures are provided because management believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.  As such, pro forma measures present diluted earnings per share and adjusted EBIT, on a comparable basis, as if the provisions of SFAS No. 123(R) regarding the recognition of stock-based employee compensation expense within the Company’s consolidated statement of income had been applied beginning March 1, 2005.

You may also visit the Company’s website at www.cbrands.com under Investors/Financial Information/Financial Reports for a historical reconciliation between reported and comparable information.

	For the Three Months Ended February 28, 2006	Margin	For the Three Months Ended February 28, 2005	Margin

Reported net sales	$1,047,867	100.0%	$1,037,681	100.0%

Reported gross profit	$286,362	27.3%	$286,780	27.6%
U.S. West Coast facility rationalization	6,155	0.6%	—	0.0%
Adverse grape cost	2,834	0.3%	9,750	0.9%
Inventory step-up	1,261	0.1%	2,312	0.2%

Comparable gross profit	$296,612	28.3%	$298,842	28.8%

Reported operating income	$130,742	12.5%	$119,629	11.5%
Restructuring and related charges	20,875	2.0%	3,152	0.3%
U.S. West Coast facility rationalization	6,155	0.6%	—	0.0%
Adverse grape cost	2,834	0.3%	9,750	0.9%
Inventory step-up	1,261	0.1%	2,312	0.2%
Acquisition-related integration costs	900	0.1%	9,421	0.9%
World wide wines reorganization	73	0.0%	—	0.0%
Allied Domecq due diligence costs	—	0.0%	—	0.0%
Financing costs	—	0.0%	21,382	2.1%
Net gain on sale of non-strategic assets	—	0.0%	(3,118)	-0.3%
Gain on transaction termination	—	0.0%	(3,000)	-0.3%

Comparable operating income	162,840	15.5%	159,528	15.4%
Equity in (loss) earnings of equity method investees	(4,895)	-0.5%	1,132	0.1%
Inventory step-up of equity method investees	4,950	0.5%	—	0.0%

Adjusted EBIT	$162,895	15.5%	$160,660	15.5%

Reported net income	$58,182	5.6%	$47,628	4.6%
Restructuring and related charges	15,485	1.5%	2,017	0.2%
Inventory step-up	5,845	0.6%	1,480	0.1%
U.S. West Coast facility rationalization	4,566	0.4%	—	0.0%
Adverse grape cost	2,102	0.2%	6,240	0.6%
Acquisition-related integration costs	668	0.1%	6,030	0.6%
World wide wines reorganization	54	0.0%	—	0.0%
Allied Domecq due diligence costs	—	0.0%	—	0.0%
Income tax adjustment	—	0.0%	—	0.0%
Financing costs	—	0.0%	13,684	1.3%
Net gain on sale of non-strategic assets	—	0.0%	(1,996)	-0.2%
Gain on transaction termination	—	0.0%	(1,920)	-0.2%

Comparable net income	$86,902	8.3%	$73,163	7.1%

Reported diluted earnings per share	$0.24		$0.20
Restructuring and related charges	0.06		0.01
Inventory step-up	0.02		0.01
U.S. West Coast facility rationalization	0.02		—
Adverse grape cost	0.01		0.03
Acquisition-related integration costs	—		0.03
World wide wines reorganization	—		—
Allied Domecq due diligence costs	—		—
Income tax adjustment	—		—
Financing costs	—		0.06
Net gain on sale of non-strategic assets	—		(0.01)
Gain on transaction termination	—		(0.01)

Comparable diluted earnings per share (1)	$0.36		$0.31

	For the Year Ended February 28, 2006	Margin	For the Year Ended February 28, 2005	Margin

Reported net sales	$4,603,448	100.0%	$4,087,638	100.0%

Reported gross profit	$1,324,589	28.8%	$1,140,589	27.9%
U.S. West Coast facility rationalization	13,409	0.3%	—	0.0%
Adverse grape cost	22,995	0.5%	9,750	0.2%
Inventory step-up	7,889	0.2%	6,469	0.2%

Comparable gross profit	$1,368,882	29.7%	$1,156,808	28.3%

Reported operating income	$666,115	14.5%	$567,896	13.9%
Restructuring and related charges	29,282	0.6%	7,578	0.2%
U.S. West Coast facility rationalization	13,409	0.3%	—	0.0%
Adverse grape cost	22,995	0.5%	9,750	0.2%
Inventory step-up	7,889	0.2%	6,469	0.2%
Acquisition-related integration costs	16,788	0.4%	9,421	0.2%
World wide wines reorganization	73	0.0%	—	0.0%
Allied Domecq due diligence costs	3,408	0.1%	—	0.0%
Financing costs	—	0.0%	31,695	0.8%
Net gain on sale of non-strategic assets	—	0.0%	(3,118)	-0.1%
Gain on transaction termination	—	0.0%	(3,000)	-0.1%

Comparable operating income	759,959	16.5%	626,691	15.3%
Equity in (loss) earnings of equity method investees	825	0.0%	1,753	0.0%
Inventory step-up of equity method investees	9,689	0.2%	—	0.0%

Adjusted EBIT	$770,473	16.7%	$628,444	15.4%

Reported net income	$325,262	7.1%	$276,464	6.8%
Restructuring and related charges	20,687	0.4%	4,850	0.1%
Inventory step-up	13,514	0.3%	4,140	0.1%
U.S. West Coast facility rationalization	8,963	0.2%	—	0.0%
Adverse grape cost	14,633	0.3%	6,240	0.2%
Acquisition-related integration costs	10,662	0.2%	6,029	0.1%
World wide wines reorganization	54	0.0%	—	0.0%
Allied Domecq due diligence costs	2,227	0.0%	—	0.0%
Income tax adjustment	(16,208)	-0.4%	—	0.0%
Financing costs	—	0.0%	20,285	0.5%
Net gain on sale of non-strategic assets	—	0.0%	(1,996)	0.0%
Gain on transaction termination	—	0.0%	(1,920)	0.0%

Comparable net income	$379,794	8.3%	$314,092	7.7%

Reported diluted earnings per share	$1.36		$1.19
Restructuring and related charges	0.09		0.02
Inventory step-up	0.06		0.02
U.S. West Coast facility rationalization	0.04		—
Adverse grape cost	0.06		0.03
Acquisition-related integration costs	0.04		0.03
World wide wines reorganization	—		—
Allied Domecq due diligence costs	0.01		—
Income tax adjustment	(0.07)		—
Financing costs	—		0.09
Net gain on sale of non-strategic assets	—		(0.01)
Gain on transaction termination	—		(0.01)

Comparable diluted earnings per share (1)	$1.59		$1.35

(1)	May not sum due to rounding as each item is computed independently.

RECONCILIATION OF REPORTED, COMPARABLE AND PRO FORMA MEASURES (continued)
(in thousands, except per share data)

Diluted Earnings Per Share Guidance

	Range for the Three Months Ending May 31, 2006		Range for the Year Ending February 28, 2007

Forecasted reported diluted earnings per share (1)	$0.25	$0.28	$1.57	$1.65
Restructuring and related charges	0.02	0.02	0.06	0.06
World wide wines reorganization	0.01	0.01	0.03	0.03
Inventory step-up	0.01	0.01	0.02	0.02
Adverse grape cost	0.01	0.01	0.01	0.01
U.S. West Coast facility rationalization	—	—	0.01	0.01
Acquisition-related integration costs	—	—	—	—

Forecasted comparable diluted earnings per share (2)	$0.30	$0.33	$1.70	$1.78

	Actual For the Three Months Ended May 31, 2005	Actual For the Year Ended February 28, 2006

Reported diluted earnings per share (1)	$0.32	$1.36
Restructuring and related charges	—	0.09
World wide wines reorganization	—	—
Inventory step-up	0.01	0.06
Adverse grape cost	0.02	0.06
U.S. West Coast facility rationalization	—	0.04
Acquisition-related integration costs	0.02	0.04
Allied Domecq due diligence costs	—	0.01
Income tax adjustment	(0.07)	(0.07)

Comparable diluted earnings per share (2)	0.30	1.59
Pro forma stock-based employee compensation expense, net of related tax effects (3)	(0.02)	(0.15)

Comparable diluted earnings per share, including pro forma stock-based employee compensation expense	$0.28	$1.44

(1)

Includes $0.01 and $0.02 diluted earnings per share impact of expensing stock-based employee compensation for the three months ending May 31, 2006, and year ending February 28, 2007, respectively, in accordance with the adoption of SFAS 123(R) beginning March 1, 2006.  Includes less than a $0.01 and $0.02 diluted earnings per share impact of expensing stock-based employee compensation for the three months ended May 31, 2005, and year ended February 28, 2006, respectively, in accordance with APB No. 25 and its related interpretations.

(2)	May not sum due to rounding as each item is computed independently.

(3)

Amount included herein is net of the impact of actual stock-based employee compensation expense recorded in the Company’s consolidated statement of income in accordance with APB No. 25 and its related interpretations (see (1) above).

Adjusted Earnings Before Interest and Taxes Guidance

	Range for the Year Ending February 28, 2007

Forecasted reported operating income (1)	$775,400	$805,400
Restructuring and related charges	24,500	24,500
World wide wines reorganization	13,100	13,100
Inventory step-up	2,200	2,200
Adverse grape cost	2,000	2,000
U.S. West Coast facility rationalization	2,400	2,400
Acquisition-related integration costs	400	400

Forecasted comparable operating income	820,000	850,000
Equity in (loss) earnings of equity method investees	6,000	6,000
Inventory step-up of equity method investees	4,000	4,000

Forecasted adjusted EBIT	$830,000	$860,000

Actual For the Year Ended February 28, 2006

Reported operating income (1)	$666,115
Restructuring and related charges	29,282
World wide wines reorganization	73
Inventory step-up	7,889
Adverse grape cost	22,995
U.S. West Coast facility rationalization	13,409
Acquisition-related integration costs	16,788
Allied Domecq due diligence costs	3,408

Comparable operating income	759,959
Equity in (loss) earnings of equity method investees	825
Inventory step-up of equity method investees	9,689

Adjusted EBIT	770,473
Pro forma stock-based employee compensation expense (2)	(52,831)

Forecasted adjusted EBIT, including pro forma stock-based employee compensation expense	$717,642

(1)

Includes $8.5 million of stock-based employee compensation expense for the year ending February 28, 2007, in accordance with the adoption of SFAS 123(R) beginning March 1, 2006.  Includes $7.5 million of stock-based employee compensation expense for the year ended February 28, 2006, in accordance with APB No. 25 and its related interpretations, of which $6.9 million is recorded within Restructuring and Related Charges in the Company’s Consolidated Statement of Income.

(2)

Amount included herein is net of the impact of actual stock-based employee compensation expense in the Company’s consolidated statement of income in accordance with APB No. 25 and its related interpretations (see (1) above).

RECONCILIATION AND ANALYSIS OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in thousands)

The Company acquired Robert Mondavi on December 22, 2004, and began distribution of Ruffino brands in the U.S. on February 1, 2005.  For fourth quarter fiscal 2006, organic net sales are defined by the Company as reported net sales for the period less net sales of the Robert Mondavi and Ruffino brands during the periods December 1, 2005, through December 22, 2005, and December 1, 2005, through January 31, 2006, respectively.   For fiscal 2006, organic net sales are defined by the Company as reported net sales for the period less net sales of the Robert Mondavi and Ruffino brands during the periods March 1, 2005, through December 22, 2005, and March 1, 2005, through January 31, 2006, respectively.   Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year over year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the Company.  In addition, the Company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance.

	For the Three Months Ended February 28, 2006	For the Three Months Ended February 28, 2005	Percent Change	Currency Impact	Constant Currency Percent (Change) (3)

CONSOLIDATED NET SALES
Branded wine	$538,812	$543,842	(1)%	(2)%	1%
Wholesale and other	228,138	250,880	(9)%	(7)%	(2)%
Imported beers	206,051	171,068	20%	—	20%
Spirits	74,866	71,891	4%	—	4%

Consolidated reported net sales	1,047,867	1,037,681	1%	(3)%	4%
Less: Robert Mondavi (1)	(8,523)	—
Less: Ruffino (2)	(7,687)	—

Consolidated organic net sales	$1,031,657	$1,037,681	(1)%	(3)%	2%

BRANDED WINE NET SALES
Branded wine reported net sales	$538,812	$543,842	(1)%	(2)%	1%
Less: Robert Mondavi (1)	(8,523)	—
Less: Ruffino (2)	(7,687)	—

Branded wine organic net sales	$522,602	$543,842	(4)%	(2)%	(2)%

BRANDED BUSINESS NET SALES
Branded wine	$538,812	$543,842	(1)%	(2)%	1%
Imported beers	206,051	171,068	20%	—	20%
Spirits	74,866	71,891	4%	—	4%

Branded business reported net sales	819,729	786,801	4%	(1)%	5%
Less: Robert Mondavi (1)	(8,523)	—
Less: Ruffino (2)	(7,687)	—

Branded business organic net sales	$803,519	$786,801	2%	(1)%	3%

	For the Year Ended February 28, 2006	For the Year Ended February 28, 2005	Percent Change	Currency Impact	Constant Currency Percent (Change) (3)

CONSOLIDATED NET SALES
Branded wine	$2,263,369	$1,830,808	24%	—	24%
Wholesale and other	972,051	1,020,600	(5)%	(3)%	(2)%
Imported beers	1,043,483	922,947	13%	—	13%
Spirits	324,545	313,283	4%	—	4%

Consolidated reported net sales	4,603,448	4,087,638	13%	(1)%	13%
Less: Robert Mondavi (1)	(337,516)	—
Less: Ruffino (2)	(43,595)	—

Consolidated organic net sales	$4,222,337	$4,087,638	3%	(1)%	4%

BRANDED WINE NET SALES
Branded wine reported net sales	$2,263,369	$1,830,808	24%	—	24%
Less: Robert Mondavi (1)	(337,516)	—
Less: Ruffino (2)	(43,595)	—

Branded wine organic net sales	$1,882,258	$1,830,808	3%	—	3%

BRANDED BUSINESS NET SALES
Branded wine	$2,263,369	$1,830,808	24%	—	24%
Imported beers	1,043,483	922,947	13%	—	13%
Spirits	324,545	313,283	4%	—	4%

Branded business reported net sales	3,631,397	3,067,038	18%	—	19%
Less: Robert Mondavi (1)	(337,516)	—
Less: Ruffino (2)	(43,595)	—

Branded business organic net sales	$3,250,286	$3,067,038	6%	—	6%

(1)	For the period December 1, 2005, through December 22, 2005, and March 1, 2005, through December 22, 2005, respectively.

(2)	For the period December 1, 2005, through January 31, 2006, and March 1, 2005, through January 31, 2006, respectively.

(3)	May not sum due to rounding as each item is computed independently.

RECONCILIATION OF FREE CASH FLOW GUIDANCE
(in millions)

“Free cash flow” as used by the Company means the Company’s net cash flow from operating activities prepared in accordance with generally accepted accounting principles in the U.S. (“GAAP”) less capital expenditures for property, plant and equipment.  Free cash flow is considered a liquidity measure and provides useful information to investors about the amount of cash generated after such capital expenditures, which can then be used, after required debt service and dividend payments, for other general corporate purposes.  A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period.  Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

Fiscal Year 2007	Range for the Year Ending February 28, 2007

Net cash provided by operating activities	$425.0	$445.0
Purchases of property, plant and equipment	(155.0)	(155.0)

Free cash flow	$270.0	$290.0

Fiscal Year 2006	Actual For the Year Ended February 28, 2006

Net cash provided by operating activities	$436.0
Purchases of property, plant and equipment	(132.5)

Free cash flow	$303.5

ATTACHMENTS TO CONSTELLATION BRANDS FOURTH QUARTER AND
FISCAL 2006 MEDIA RELEASE

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2007

Restructuring and related charges – The company expects to record restructuring and related charges of $0.02 per share for the first quarter of fiscal 2007, and $0.06 per share for fiscal 2007, primarily associated with personnel reductions and contract termination costs in connection with the company’s world wide wines reorganization announced Feb. 16, 2006.

World wide wines reorganization charges – The company expects to record charges of $0.01 per share for the first quarter of fiscal 2007, and $0.03 per share for fiscal 2007, primarily associated with accelerated depreciation for consolidation of certain manufacturing processes and costs associated with systems integration in connection with the company’s world wide wines reorganization announced Feb. 16, 2006.

Inventory step-up – The allocation of purchase price in excess of book value for certain inventory on hand at the date of acquisition is referred to as inventory step-up.  Inventory step-up represents an assumed manufacturing profit attributable to the acquired company prior to acquisition.  For inventory produced and sold after the acquisition date, the related manufacturer’s profit accrues to the company.  The flow through of inventory step-up related to the Robert Mondavi acquisition, including the investment in Opus One, and the investment in Ruffino is expected to be $0.01 per share for the first quarter of fiscal 2007, and $0.02 per share for fiscal 2007.

Adverse grape cost – In connection with the Robert Mondavi acquisition, the historical cost of certain inventory on hand at the date of acquisition was higher than the company’s ongoing grape cost primarily due to the purchase of grapes by Robert Mondavi prior to the date of acquisition under the terms of its then existing grape contracts.  The cost of the grapes purchased under these contracts was in excess of market prices.  Therefore, the company’s ongoing cost to purchase grapes will be lower than Robert Mondavi’s historical cost.  The excess of the historical cost of grapes over the company’s ongoing cost of grapes is referred to by the company as the “adverse grape cost.”  The flow through of adverse grape cost is expected to total $0.01 per share for both the first quarter of fiscal 2007 and fiscal 2007.

U.S. west coast facility rationalization – During the third quarter of fiscal 2006, the company initiated a program to consolidate certain west coast production processes in order to gain greater asset utilization and increased efficiencies while reducing ongoing operating costs.  As a result of this initiative, the company expects to record charges of $0.01 per share for fiscal 2007 for the reconfiguration and accelerated depreciation related to certain production assets, which will be recorded to cost of product sold.

Acquisition-related integration costs – The company estimates acquisition-related integration costs associated with the Robert Mondavi acquisition to be less than $0.01 per share for fiscal 2007.

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2006

Restructuring and related charges – The company recorded restructuring and related charges of $0.06 per share for the fourth quarter of fiscal 2006, primarily related to personnel reductions associated with the company’s world wide wines reorganization announced Feb. 16, 2006.  For fiscal 2006, the company recorded restructuring and related charges of $0.09 per share primarily associated with personnel reductions associated with the company’s world wide wines reorganization announced Feb. 16, 2006, the Robert Mondavi acquisition and certain personnel reductions in connection with the company’s U.K. operations and U.S. West Coast facility rationalization.

Acquisition-related integration costs – The company recorded acquisition-related integration costs associated with the Robert Mondavi acquisition of less than $0.01 per share for the fourth quarter of fiscal 2006 and $0.04 per share for fiscal 2006.

Inventory step-up – The flow through of inventory step-up related to the Robert Mondavi acquisition, including the investment in Opus One, and the investment in Ruffino totaled $0.02 per share for the fourth quarter of fiscal 2006 and $0.06 per share for fiscal 2006.

Adverse grape cost – The flow through of adverse grape cost for the Robert Mondavi acquisition totaled $0.01 per share and $0.06 per share for the fourth quarter of fiscal 2006 and fiscal 2006, respectively.

Income tax adjustment – During the first quarter of fiscal 2006, the company recorded a benefit of $0.07 per share as a result of adjustments to income tax accruals in connection with the completion of various income tax examinations.

Allied Domecq due diligence costs – During the second quarter of fiscal 2006, the company recorded $0.01 per share for professional service fees incurred for  due diligence associated with its evaluation of a potential offer for Allied Domecq.

U.S. west coast facility rationalization – The company recorded charges of $0.02 per share for the fourth quarter of fiscal 2006 and $0.04 per share for fiscal 2006, for the reconfiguration and accelerated depreciation related to certain production assets, which were recorded to cost of product sold.

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2005

Financing costs – On Feb. 10, 2004, the company called its $200,000,000 8.5% senior subordinated notes due 2009 which were redeemed March 2004.  In connection with this redemption, the company incurred an unusual charge of $0.03 per share in the first quarter of fiscal 2005 related to the call premium and the remaining unamortized financing fees associated with the original issuance of the bonds.   On Dec. 22, 2004, the company entered into a new $2.9 billion credit agreement, proceeds of which were used to fund the acquisition of Robert Mondavi, pay certain obligations of Robert Mondavi and to repay the outstanding balance on Constellation’s prior credit agreement.  The company recorded an unusual charge of $0.06 per share in the fourth quarter of fiscal 2005 for the write-off of bank fees related to the repayment of the company’s prior credit agreement. Financing costs charges totaled $0.09 per share in fiscal 2005.

Restructuring and related charges – In connection with the realignment of business operations within the company’s wines segment and the Robert Mondavi acquisition, the company recorded restructuring and related charges of $0.02 per share for fiscal 2005.

Acquisition-related integration costs – As a result of the Robert Mondavi acquisition, the company recorded acquisition-related integration costs of $0.03 per share for fiscal 2005.

Inventory step-up – The flow through of inventory step-up for the Hardy and Robert Mondavi acquisitions had a negative impact of $0.02 per share for fiscal 2005.

Adverse grape cost – The flow through of adverse grape cost for the Robert Mondavi acquisition totaled $0.03 per share for fiscal 2005.

Net gain on sale of non-strategic assets – In the fourth quarter of fiscal 2005, the company realized a gain on the sale of a portion of the Taunton cider property, plant and equipment, partially offset by a loss on the sale of the investment in the International Wine Investment Fund.  The company recorded a net gain of $0.01 per share on these sales.

Gain on transaction termination fee – In the fourth quarter of fiscal 2005, the company recognized a gain of $0.01 per share related to the receipt of a payment associated with the termination of a previously announced potential fine wine joint venture.

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